UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
March 2, 2010
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 2, 2010, the Board of Directors of Finisar Corporation (the “Company”) appointed Kurt Adzema, age 40, to serve as the Company’s Senior Vice President and Chief Financial Officer. Steve Workman, who has served as the Company’s Chief Financial Officer since joining the Company in 1999 prior to its initial public offering, will assume the role of Senior Vice President of Corporate Development and Investor Relations. These changes will become effective upon the filing of the Company’s Form 10-Q report for the quarter ended January 31, 2010.
     Mr. Adzema has served as the Company’s Vice President of Strategy & Corporate Development since joining the Company in January 2005. Prior to joining the Company, he held various positions at SVB Alliant, a subsidiary of Silicon Valley Bank which advised technology companies on M&A transactions, at Montgomery Securities/Banc of America Securities, an investment banking firm, and in the financial restructuring group of Smith Barney. Mr. Adzema holds a BA in Mathematics from the University of Michigan and an MBA from the Wharton School at the University of Pennsylvania.
     Mr. Adzema will receive compensation in accordance with the Company’s executive compensation package, and is eligible to participate in the Company’s Executive Retention and Severance Plan, all as described in the Company’s definitive proxy statement for its annual meeting of stockholders held on November 18, 2009, which definitive proxy statement was filed with the Securities and Exchange Commission on October 8, 2009 and is available at http://www.sec.gov. In addition, Mr. Adzema will enter into the Company’s standard indemnification agreement made available to all of the Company’s executive officers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 8, 2010

Finisar Corporation
By:	/s/ Christopher E. Brown
Christopher E. Brown
Vice President and General Counsel

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